Exhibit (10)f.

GENESCO INC.

SUPPLEMENTAL EVA INCENTIVE COMPENSATION PLAN

FOR THE PERIOD JULY 31, 2011 – JANUARY 28, 2012

1. Purpose.

The purposes of the Supplemental EVA Incentive Compensation Plan (“the Supplemental Plan”) of Genesco Inc. (the “Company”) are to motivate and reward excellence and teamwork in achieving maximum improvement in shareholder value related to the successful acquisition and operation of Schuh Group Limited (“Schuh”) in the fiscal quarters of the Company’s 2012 Fiscal Year remaining after its acquisition, specifically in the period beginning July 31, 2011 and ending January 28, 2012 (the “Plan Period”). The purposes of the Supplemental Plan shall be carried out by payment to eligible participants of cash awards, subject to the terms and conditions of the Plan.

The Plan is intended to supplement the Company’s existing EVA Compensation Plan (the “Primary Plan”) so that performance by Schuh during the Plan Period, net of transaction expenses associated with the acquisition of Schuh and excluding compensation expense associated with Deferred Consideration (as defined below), generating EVA (as defined herein) of ($5,791,000) (“Budgeted Schuh EVA”), will result in a Combined Bonus (as defined herein) equal to the award that would have been made under the Primary Plan without the acquisition of Schuh. The Budgeted Schuh EVA is EVA generated by Schuh’s planned performance for the remainder of the Company’s fiscal year following the acquisition of Schuh, as presented to the Company’s board of directors in connection with its authorization of the acquisition, reduced by the transaction-related expenses incurred by the Company in connection with the acquisition and further adjusted to eliminate the effect (positive or negative) on net operating profit after taxes of the treatment of Deferred Consideration as compensation expense. “Deferred Consideration” is up to £50 million payable in connection with the acquisition of Schuh in certain circumstances, including £25 million payable to two selling shareholders of Schuh represented by Loan Note Instruments dated June 23, 2011 and up to £25 million payable to certain management employees of Schuh contingent upon the achievement of performance objectives as set forth in the Schuh Group Limited 2015 Management Bonus Scheme.

This Supplemental Plan is intended to implement the consensus of the Company’s compensation committee and board of directors that (i) the Company’s acquisition of Schuh was in the Company’s strategic best interests; (ii) the effect of transaction expenses and the treatment of the Deferred Consideration as compensation expense on the Corporate Multiple (as defined in the Primary Plan) for Fiscal 2012 would constitute a short-term disincentive to the acquisition of Schuh that should be eliminated by this Supplemental Plan; and (iii) the Combined Award (as hereinafter defined) for Fiscal 2012 should reflect variances from Budgeted Schuh EVA (positive or negative) in the Plan Period.

2. Authorization.

On September 12, 2011, the compensation committee of the Company’s board of directors approved the Supplemental Plan.

3. Selection of Participants.

Participants in this Supplemental Plan shall be the participants in the Primary Plan whose awards for Fiscal 2012 are dependent, in whole or in part, upon the Corporate Multiple.

4. Participants Added During Plan Period.

A person selected for participation in this Supplemental Plan after the beginning of a Plan Period will be eligible to earn a prorated portion of the award the participant might have otherwise earned for the full Plan Period’s service under this Supplemental Plan during that Plan Period, provided that the participant is actively employed as a participant under the Primary Plan for at least 120 days during the Primary Plan’s Plan Year (as defined therein). The amount of the Supplemental Award (positive or negative), if any, earned by such participant for the Plan Period shall be determined by dividing the award the participant would have received for the full Plan Period’s service by six, and multiplying the quotient by the number of full months of the Plan Period during which the employee participated in the Supplemental Plan.

5. Disqualification for Unsatisfactory Performance.

Any participant who is disqualified under the Primary Plan for unsatisfactory performance or because of a violation of the Company’s Policy on Legal Compliance and Ethical Business Practices shall not be eligible to receive an award under the Supplemental Plan.

6. Eligibility; Partial Year; Termination of Employment.

Subject to the express exceptions set forth in this Section 6, only participants who are full-time, active employees on the last day of the Plan Period and who have been full-time, active employees for at least 120 days during the Plan Year under the Primary Plan shall be eligible for a Supplemental Award.

A.	Death or Retirement. A participant (or, as applicable, the estate of a deceased participant) who was an active, full-time employee for at least 120 days during the Primary Plan’s Plan Year and who has retired pursuant to the Company’s retirement policy or died while employed by the Company during such Plan Year shall receive a Supplemental Award in an amount determined by dividing the amount of the award such participant would have received for a full Plan Period’s service under the Supplemental Plan by six and multiplying the quotient by the number of full months of the Plan Period during which the participant was classified in the Company’s payroll system as an active, full-time employee.

B.	Leave. A participant who has been an active, full-time employee for at least 120 days during the Primary Plan’s Plan Year and who is on approved medical leave or other leave provided pursuant to applicable law, including the Family and Medical Leave Act (“Qualified Leave”), on the last day of the Plan Period, or who is an active, full-time employee on the last day of the Plan Period but has taken Qualified Leave during the Plan Period, shall receive an award in an amount determined by dividing the amount of the award such participant would have received for a full Plan Period’s service by six and multiplying the quotient by the number of full months of the Plan Period during which such participant was an active, full-time employee plus the first twelve weeks of Qualified Leave taken by such participant during the Plan Period.

A participant who has been an active, full-time employee for at least 120 days during the Primary Plan’s Plan Year and is an active, full-time employee on the last day of the Plan Period, but who has been on unpaid leave other than Qualified Leave during the Plan Period shall receive an award in an amount determined by dividing the amount of the award such participant would have received for a full Plan Period’s service under the Supplemental Plan by six and multiplying the quotient by the number of full months of the Plan Period during which such participant was an active, full-time employee.

7. Economic Value Added (“EVA”) Calculation

EVA for the Company shall be the result of the Company’s net operating profit after taxes less a charge for capital employed by the Company, calculated in the same manner as under the Primary Plan.

8. Amount of Awards.

The bonus awarded under this Supplemental Plan (the “Supplemental Award) shall be equal to the difference between the (a) Declared Bonus under the Primary Plan if the Budgeted Schuh EVA and any compensation expense related to the Deferred Consideration were excluded from the calculation of the Corporate Multiple for Fiscal 2012 and (b) the Declared Bonus under the Primary Plan for Fiscal 2012 calculated in accordance with the terms of the Primary Plan (including the Budgeted Schuh EVA and any compensation expense related to the Deferred Consideration) (the “Primary Plan Award”). The sum (positive or negative) of the Primary Plan Award and the Supplemental Award is referred to in this Supplemental Plan as the “Combined Award.”

For participants who have a positive or zero Bonus Bank (as defined below) balance, the bonus payout under this Supplemental Plan shall be equal to the sum of: (i) the Supplemental Award, reduced by the amount of any negative Primary Plan Award, up to the amount that would make the payout of the Combined Award equal to three times the participant’s target bonus under the Primary

Plan for the Plan Year plus (ii) one-third of the portion of the participant’s Supplemental Award in excess of the amount that would cause the payout of the Combined Award to exceed three times such target bonus. For participants with a negative Bonus Bank balance under the Primary Plan who earn a positive Combined Award, an amount equal to 50% of the Combined Award (disregarding, for purposes of the calculation in this sentence, any reduction in the Combined Award by reason of the participant’s achievement of a Performance Plan Percentage less than 100%) in excess of two times the target bonus under the Primary Plan will be credited to the negative Bonus Bank and, of the balance, up to 3 times the target bonus under the Primary Plan plus one-third of the Combined Award in excess of three times the target bonus under the Primary Plan shall be paid out. Any of the Combined Award remaining after the application of the previous sentence shall be retained as a separate account balance (the “Separate Account”), which shall be payable in accordance with the relevant provisions of the Primary Plan.

The “Bonus Bank” established for each participant under the Primary Plan shall include: (i) the participant’s positive Supplemental Award not distributed because of payout limitations or (ii) the participant’s negative Combined Award, as applicable.

9. Specification of Payment Date for Performance Awards.

Any awards payable under this Supplemental Plan (including awards with respect to participants who die, are placed on medical leave of absence or voluntarily retire during the Plan Period), other than the amount, if any, to be credited to the Bonus Bank, will be made in cash, net of applicable withholding taxes, by the fifteenth day of the third month following the close of the Plan Period, but in no event prior to the date on which the Company’s audited financial statements for the Plan Period are reviewed by the audit committee of the Company’s board of directors.

It is intended that (1) each installment of the payments provided under this Supplemental Plan is a separate “payment” for purposes of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Supplemental Plan, if the Company determines (i) that on the date a participant’s employment with the Company terminates or at such other time that the Company determines to be relevant, the participant is a “specified employee” (as such term is defined under Section 409A) of the Company and (ii) that any payments to be provided to the participant pursuant to this Supplemental Plan are or may become subject to the additional tax under Section 409(A)(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Supplemental Plan then (A) such payments shall be delayed until the date that is six months after the date of the participant’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal).

10. Plan Administration.

The compensation committee of the board of directors shall have final authority to interpret the provisions of this Supplemental Plan. Interpretations by the compensation committee which are not patently inconsistent with the express provisions of the Supplemental Plan shall be conclusive and binding on all participants and their designated beneficiaries.

11. Non-assignability.

A participant may not at any time encumber, transfer, pledge or otherwise dispose of or alienate any present or future right or expectancy that the participant may have at any time to receive any payment under this Supplemental Plan. Any present or future right or expectancy to any such payment is non-assignable and shall not be subject to execution, attachment or similar process.

12. Miscellaneous.

Nothing in this Supplemental Plan shall interfere with or limit in any way the right of the Company to terminate any participant’s employment or to change any participant’s duties and responsibilities, nor confer upon any participant the right to be selected to participate in any incentive compensation plans for future years. Neither any officer of the Company nor any member of the compensation committee of the board of directors shall have any liability for any action taken or determination made under the Supplemental Plan in good faith.

13. Binding on Successors.

The obligations of the Company under the Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Company, and the term Company, whenever used in the Supplemental Plan, shall mean and include any such organization after the succession. If the subject matter of this Section 13 is covered by a change-in-control agreement or similar agreement which is more favorable to the participant than this Section 13, such other agreement shall govern to the extent applicable and to the extent inconsistent herewith.

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